Exhibit 99.1

         OIL STATES ANNOUNCES FOURTH QUARTER EARNINGS OF $0.82 PER SHARE

    HOUSTON, Feb. 7 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported net income for the quarter ended December 31, 2005 of $41.4 million, or $0.82 per diluted share. These results compare to $15.5 million, or $0.31 per diluted share, reported in the fourth quarter of 2004. Net income for the fourth quarter of 2005 included the benefit of a reduction in the estimated annual effective tax rate and the Company's recognition of a $4.6 million income tax benefit related to the reversal of substantially all of its remaining valuation allowances applied against net operating loss carryforwards. The combined tax rate benefit in the quarter totaled approximately $0.13 per diluted share.

    As activity in many of its key markets improved combined with the results of current year acquisitions and capital expenditures, Oil States recognized year-over-year growth in revenues and EBITDA (defined as net income plus interest, taxes, depreciation and amortization) in the fourth quarter of 2005 of 53% and 101%, respectively.(A) The Company generated $447.1 million of revenues and $72.4 million of EBITDA in the fourth quarter of 2005 compared to $293.1 million and $36.0 million, respectively, in the fourth quarter of 2004. The improved results were primarily generated by increased volumes and prices in the Tubular Services segment, increased U.S. drilling activity, incremental benefits of capital expenditures and acquisitions completed over the past twelve months and significantly improved Offshore Products results.

    This year-over-year improvement was generated by higher earnings from all business segments. Tubular Services benefited from continued strong U.S. land drilling activity driving demand for its oil country tubular goods ("OCTG") and from the acquisition of Phillips Casing and Tubing, L.P. ("Phillips"), completed in June 2005. Well Site Services reported significantly higher revenues and EBITDA due to strong U.S. land drilling activity, capital investments made in the past year and contributions from the Elenburg and Stinger acquisitions completed in the first half of 2005. Offshore Products also improved significantly year-over-year as activity increased with the recovery in deepwater development spending. The Company's effective tax rate in the fourth quarter of 2005 was 24.8% compared to an effective tax rate of 36.4% in the fourth quarter of 2004.

    For the year ended December 31, 2005, the Company reported net income of $121.8 million, or $2.41 per diluted share, on revenues of $1.5 billion and EBITDA of $242.6 million. During 2004, the Company reported net income of $59.4 million, or $1.19 per diluted share, on revenues of $971.0 million and EBITDA of $132.1 million. This performance represents year-over-year increases in revenues and EBITDA of 58% and 84%, respectively. As a result, operating income doubled, increasing to $194.6 million from $95.1 million in 2004. The 2004 results included the Company's recognition of a $6.9 million income tax benefit related to the partial reversal of valuation allowances applied against net operating loss carryforwards. The effective tax rate in 2004 was 33.1% compared to 33.3% during 2005.

    BUSINESS SEGMENT RESULTS

    Well Site Services

    Well Site Services finished 2005 with significant growth. The fourth quarter of 2005 benefited from an 18.4% increase in the U.S. rig count, capital investments made over the past year and acquisitions completed in the segment. For the fourth quarter of 2005, Well Site Services generated $152.8 million of revenues and $40.4 million of EBITDA compared to $88.5 million of revenues and $21.3 million of EBITDA in the fourth quarter of 2004. The 73% year-over-year increase in revenues and 89% increase in EBITDA at Well Site Services were primarily due to the acquisition of Stinger in May 2005, higher accommodations manufacturing activity, improved U.S. drilling and completion activity, benefits of recent capital expenditures primarily in the drilling services and rental tools businesses and improved pricing in several product lines.

    During the fourth quarter, rental tools generated $44.5 million of revenues and $16.4 million of EBITDA compared to $18.3 million and $6.4 million, respectively, in the fourth quarter of 2004. The acquisition of Stinger contributed $23.7 million of revenues and $10.5 million of EBITDA. Land drilling reported a 119% year-over-year increase in revenues and 228% increase in EBITDA due to contributions from the Elenburg acquisition, additional rigs added to the fleet, pricing improvements and movement from footage to daywork contracts in its Texas operations. Elenburg contributed $7.5 million of revenues and $2.4 million of EBITDA during the fourth quarter of 2005.

    Accommodations' revenues were up 43% year-over-year in the fourth quarter; however, EBITDA was down 6% due to revenue mix weighted more to lower margin manufacturing work and increased repair and maintenance costs in Canada incurred in preparation for the winter drilling season. During the quarter, the Company also experienced lower than expected activity due to extended warm weather in Canada and significant holiday downtime.

    Offshore Products

    During the fourth quarter of 2005, Offshore Products generated revenues of $76.5 million and EBITDA of $12.4 million compared to revenues of $60.7 million and EBITDA of $4.9 million in the fourth quarter of 2004 as deepwater development spending continued to increase. Gross margin percentage for the fourth quarter increased to 25% from 16% in the fourth quarter of 2004 primarily due to increased service work and repair products delivered for hurricane recovery work. At the end of the fourth quarter of 2005, backlog totaled $110.7 million compared to $119.4 million as of September 30, 2005 and $97.5 million as of December 31, 2004.

    Tubular Services

    Tubular Services had its fourth consecutive record quarter generating $217.8 million of revenues and $22.5 million of EBITDA compared to $143.9 million of revenues and $12.7 million of EBITDA in the fourth quarter of 2004. These record results were primarily due to contributions from the Phillips acquisition, increased OCTG pricing and increased U.S. drilling activity which strengthened demand for our tubular products and services. Fourth quarter gross margin percentage was 11.0% compared to 10.4% in the fourth quarter of 2004. OCTG shipments during the fourth quarter were 118,600 tons compared to 97,800 tons shipped in the fourth quarter of 2004. The Company's OCTG inventory as of December 31, 2005 was $274.2 million compared to $241.5 million at September 30, 2005 and $123.6 million at December 31, 2004. As of December 31, 2005, approximately 67% of Oil States' OCTG inventory was committed to customer orders.

    "Oil States finished 2005 with strong fourth quarter results as activity reached record levels in the majority of our markets," stated Douglas E. Swanson, Oil States' President and Chief Executive Officer. "Overall, we are expecting another strong year for Oil States in 2006. Our current expectation for first quarter 2006 earnings is in a range of $0.75 to $0.80 per diluted share after expensing stock options, which is estimated to reduce first quarter 2006 earnings by approximately $0.02 per diluted share."

    Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

    For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2004 filed by Oil States with the SEC on March 2, 2005.

                         Oil States International, Inc.
              Unaudited Condensed Consolidated Statements of Income
                    (in thousands, except per share amounts)
                                   (unaudited)

                                           Three Months Ended             Twelve Months Ended
                                              December 31,                    December 31,
                                      ----------------------------    ----------------------------
                                          2005            2004            2005            2004
                                      ------------    ------------    ------------    ------------
Revenue                               $    447,081    $    293,102    $  1,531,636    $    971,012
Costs and expenses:
  Cost of sales                            352,556         239,805       1,206,187         774,638
  Selling, general and
   administrative                           22,506          17,733          84,672          64,810
  Depreciation and
   amortization                             13,007           9,511          46,704          35,988
  Other expense / (income)                     (93)           (407)           (488)            460
Operating income                            59,105          26,460         194,561          95,116

Interest income                                162             141             475             363
Interest expense                            (4,589)         (2,204)        (13,903)         (7,667)
Other income                                   336              26           1,374             956
  Income before income
   taxes                                    55,014          24,423         182,507          88,768
Income tax expense                         (13,649)         (8,885)        (60,694)        (29,406)
  Net income applicable to
   common stock                       $     41,365    $     15,538    $    121,813    $     59,362

Net income per common share
  Basic                               $       0.84    $       0.31    $       2.47    $       1.20
  Diluted                             $       0.82    $       0.31    $       2.41    $       1.19

Average shares outstanding
  Basic                                     49,069          49,532          49,344          49,329
  Diluted                                   50,481          50,424          50,479          50,027

                         Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                        Dec. 31,        Sep. 30,        Dec. 31,
                                          2005            2005            2004
                                      ------------    ------------    ------------
                                      (unaudited)     (unaudited)      (audited)
Assets
  Current assets
    Cash                              $     15,298    $     17,329    $     19,740
    Accounts receivable                    274,070         250,867         198,297
    Inventory                              360,926         334,590         209,825
    Prepaid and other current
     assets                                 13,450           4,755           7,322
      Total current assets                 663,744         607,541         435,184
  Property, plant and equipment,
   net                                     310,452         290,319         227,343
  Goodwill                                 339,703         340,784         258,046
  Other intangible assets, net              14,879          13,979           7,108
  Other long term assets                    14,094          13,370           5,931

Total assets                          $  1,342,872    $  1,265,993    $    933,612

Liabilities and stockholders'
 equity
  Current liabilities
    Accounts payable and accrued
     liabilities                      $    214,504    $    179,886    $    159,265
    Income taxes payable                     7,023          10,084           5,821
    Current debt                             3,901           3,937             228
    Deferred revenue                        34,046          29,016          25,420
    Other current liabilities                3,223           2,280           2,296
      Total current liabilities            262,697         225,203         193,030
  Long term debt (B)                       402,109         403,038         173,887
  Deferred income taxes                     35,259          37,570          28,871
  Other liabilities                          8,823           8,713           7,800
      Total liabilities                    708,888         674,524         403,588

  Stockholders' equity
    Common stock                               504             503             496
    Additional paid-in capital             350,667         348,292         338,906
    Retained earnings                      289,993         248,628         168,180
    Accumulated other comprehensive
     income                                 23,137          24,363          22,759
    Treasury stock                         (30,317)        (30,317)           (317)
      Total stockholders' equity           633,984         591,469         530,024

Total liabilities and stockholders'
 equity                               $  1,342,872    $  1,265,993    $    933,612

                         Oil States International, Inc.
                                  Segment Data
                                 (in thousands)
                                   (unaudited)

                                           Three Months Ended             Twelve Months Ended
                                              December 31,                    December 31,
                                      ----------------------------    ----------------------------
                                          2005            2004            2005            2004
                                      ------------    ------------    ------------    ------------
Revenues
    Accommodations                    $     71,984    $     50,475    $    287,340    $    189,998
    Drilling Services                       26,107          11,905          86,706          46,435
    Workover Services                       10,173           7,874          39,885          33,557
    Rental Tools                            44,524          18,265         134,820          66,917

  Well Site Services                       152,788          88,519         548,751         336,907
  Offshore Products                         76,502          60,695         271,197         206,791
  Tubular Services                         217,791         143,888         711,688         427,314
Total Revenues                        $    447,081    $    293,102    $  1,531,636    $    971,012

EBITDA (A)
    Accommodations                    $     10,499    $     11,115    $     52,856    $     43,906
    Drilling Services                       10,851           3,311          30,934          13,731
    Workover Services                        2,595             519           8,692           4,544
    Rental Tools                            16,425           6,401          48,508          20,468

  Well Site Services                        40,370          21,346         140,990          82,649
  Offshore Products                         12,439           4,859          36,436          16,042
  Tubular Services                          22,478          12,717          76,716          41,807
  Corporate / Other                         (2,839)         (2,925)        (11,503)         (8,438)
Total EBITDA                          $     72,448    $     35,997    $    242,639    $    132,060

Operating Income / (Loss)
    Accommodations                    $      6,898    $      8,600    $     39,701    $     33,634
    Drilling Services                        9,183           2,469          25,167          10,468
    Workover Services                        1,558            (477)          4,747             641
    Rental Tools                            12,606           3,811          35,078          10,723

  Well Site Services                        30,245          14,403         104,693          55,466
  Offshore Products                          9,902           2,529          26,552           7,225
  Tubular Services                          21,818          12,476          74,887          40,928
  Corporate / Other                         (2,860)         (2,948)        (11,571)         (8,503)
Total Operating Income                $     59,105    $     26,460    $    194,561    $     95,116

                         Oil States International, Inc.
                 Additional Quarterly Segment and Operating Data
                                   (unaudited)

                                           Three Months Ended
                                              December 31,
                                      ----------------------------
                                          2005            2004
                                      ------------    ------------
Supplemental Operating Data
  Accommodations Operating
   Statistics
    Average Mandays Served                   6,009           6,252
    Average Camps Rented
      Canadian Side-by-Side Camps               34              26
      US Offshore Steel Buildings
       (10 foot wide)                          174             132

  Hydraulic Workover Services
   Operating Statistics
    Average Units Available                     29              30
    Utilization                               31.2%           27.0%
    Average Day Rate ($ in
     thousands per day)               $       12.2    $       10.6
    Average Daily Cash Margin ($ in
     thousands per day)               $        4.0    $        1.7

  Land Drilling Operating
   Statistics
    Average Rigs Available                      27              17
    Utilization                               90.7%           87.7%
    Implied Day Rate ($ in
     thousands per day)               $       11.6    $        8.6
    Implied Daily Cash Margin ($ in
     thousands per day)               $        5.1    $        2.6

  Offshore Products Backlog ($ in
   millions)                          $      110.7    $       97.5

  Tubular Services Operating Data
    Shipments (Tons in thousands)            118.6            97.8
    Quarter end Inventory ($ in
     thousands)                       $    274,232    $    123,555

                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                   (unaudited)

                                           Three Months Ended             Twelve Months Ended
                                              December 31,                    December 31,
                                      ----------------------------    ----------------------------
                                          2005            2004            2005            2004
                                      ------------    ------------    ------------    ------------
Net income                            $     41,365    $     15,538    $    121,813    $     59,362
Income tax expense                          13,649           8,885          60,694          29,406
Depreciation and amortization               13,007           9,511          46,704          35,988
Interest income                               (162)           (141)           (475)           (363)
Interest expense                             4,589           2,204          13,903           7,667
    EBITDA                            $     72,448    $     35,997    $    242,639    $    132,060

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

(B) As of December 31, 2005, the Company had approximately $90.4 million available under its revolving credit facility.

SOURCE  Oil States International, Inc.
    -0-                             02/07/2006
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /